EXHIBIT 99.1

HCC Insurance Holdings, Inc. Updates Status of Delayed Filing of Second Quarter 2006 Form 10-Q

HOUSTON, Aug. 14, 2006 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced that it will delay filing its quarterly report on Form 10-Q for the quarter ended June 30, 2006 until completion of an independent review of its stock option granting practices. As previously disclosed in a Form 12b-25 filed with the Securities and Exchange Commission on August 9, 2006, the Company's management initiated a voluntary internal review of its stock option granting practices. The voluntary review found that in some instances the grant date may differ from the date used to record certain prior option grants, which could mean those grants may have been recorded incorrectly. Thereafter, the Board of Directors authorized its Audit Committee to conduct a comprehensive independent review of the Company's stock option granting practices from 1995 to the present. The Audit Committee has engaged independent counsel to assist in the review. This review is ongoing and no conclusions have been reached. The Company voluntarily notified the staff of the SEC of its review and the SEC has initiated an informal inquiry into this matter. The Company intends to fully cooperate.

Upon completion of the Audit Committee's review, the Company will announce what, if any, adjustments to its consolidated financial statements are necessary, whether restatement of any previously filed financial statements is required and whether any material weaknesses in the system of internal control over financial reporting have been identified. Although there can be no assurance as to when the Audit Committee will complete its review, they currently expect their review to be substantially completed and a report of their findings to be made to the Board of Directors before the Company's Form 10-Q for third quarter 2006 is required to be filed with the SEC.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $7 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcc.com.

The HCC Insurance Holdings, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1977

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT: HCC Insurance Holdings, Inc.
         L. Byron Way, Vice President
         (713) 690-7300